Exhibit 16.1

February 18, 2016

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Optical Cable Corporation and, under the date of January 28, 2016, we reported on the consolidated financial statements of Optical Cable Corporation as of and for the years ended October 31, 2015 and 2014. On February 15, 2016, we were dismissed. We have read Optical Cable Corporation’s statements included under item 4.01 of its Form 8-K dated February 18, 2016, and we agree with such statements.

Very truly yours,

KPMG LLP